Exhibit 5.5

[Letterhead of  Saul Ewing LLP]

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

January 26, 2006

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We acted as local counsel to Accellent Inc., a Maryland corporation (the “Company”), and its subsidiaries UTI Corporation, ELX, Inc. and Cycam, Inc. (individually, a “Guarantor” and collectively, the “Guarantors”), each of which is a Pennsylvania corporation, in connection with the proposed issuance and sale by the Company of $305,000,000 aggregate principal amount of 10½% Senior Subordinated Exchange Notes due 2013 (the “Exchange Securities”) and the related issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of November 22, 2005 (the “Indenture”) among the Company, the Guarantors (and other affiliates of the Company acting as guarantors) and The Bank of New York, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company pursuant to Registration Statement on Form S-4 No. 333-130470 (the “Registration Statement”) filed by the Company and the Guarantors under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

For purposes of the opinions expressed in this letter, we have examined and relied upon the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Based on and subject to the foregoing, we are of the opinion that:

(a) The execution, delivery and performance of the Indenture by each Guarantor has been duly authorized by all necessary corporate action of each Guarantor, the Indenture has been duly executed and delivered by each Guarantor, and compliance with the terms and provisions of the Indenture will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, Pennsylvania law or the Articles of Incorporation or by-laws of any Guarantor.

(b) The issuance of a Guarantee by each Guarantor has been duly authorized by all necessary corporate action of such Guarantor, and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under Pennsylvania law or the Articles of Incorporation or by-laws of any Guarantor.

Our opinions expressed above are subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (2) the exercise of judicial discretion; and (3) the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Our representation has been limited to the matters addressed in the opinions set forth above, and we express no opinion as to the enforceability of any document, nor do we express any opinion as to matters of federal or state securities law.

We consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement. Nothing contained herein or in the Registration Statement should be construed to constitute us as “experts” within the meaning of the Act.

Very truly yours,

/s/ Saul Ewing LLP

SAUL EWING LLP